UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

September 14, 2006

(Date of earliest event reported)

TEAM FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

KANSAS	000-26335	48-1017164
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8 West Peoria, Suite 200, Paola, Kansas, 66071

(Address of principal executive offices) (Zip Code)

Registrant’s telephone, including area code:  (913) 294-9667

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement, and Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 14, 2006 Team Financial, Inc. (the “Company”), through its wholly owned statutory trust, Team Financial Capital Trust II, issued $22 million of pooled trust preferred securities.  The pooled trust preferred securities were offered by Bear, Stearns & Co. Inc.  The trust preferred security has a variable interest rate of 1.65% over the 90-day LIBOR, a 30-year term and a callable option, in whole or in part, after five years of the issuance date.  There is not a placement or annual trustee fee associated with the issuance.  The securities are subordinate to all other debt of the Company and interest may be deferred up to five years.

The Company used the proceeds from the issuance to pay down approximately $6 million on a line of credit which bore a higher interest rate than the trust preferred securities, and used the remainder to fund the redemption of the trust preferred securities offered in August 2001 through Team Financial Capital Trust I, a wholly owned statutory trust of the Company.  As a result of this redemption, the Company incurred a pretax charge to earnings of approximately $824,000 on the redemption date.  This charge was the unamortized portion of the offering cost that was being amortized over the original life of the trust preferred securities that were issued in 2001. The Company expects to save approximately $338,000 annually based on the reduction in interest rate on the new trust preferred securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEAM FINANCIAL, INC.

Date: September 19, 2006	By:	/s/ Michael L. Gibson
Michael L. Gibson
President of Investments and
Chief Financial Officer